Exhibit 10-r
Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-721 USA
meritor.com

Certain information as indicated by brackets has been excluded from the exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed

NAME
ADDRESS

Date

Dear NAME:

Subject: Executive Employment Agreement

This Agreement confirms our mutual understanding of your employment as TITLE (the “Executive”) with Meritor, Inc. (“Company” or “Meritor”). The term of this Agreement shall be March 1, 2021 through December 1, 2022. After the expiration of the initial term, the parties shall renew the Agreement based on their mutual agreement and understanding of the terms on an annual basis.

If you accept the terms of this Agreement, please return a signed copy to me.

1. Base Salary

You will continue to receive your current monthly base salary in accordance with Company payroll practices. Your performance will be assessed at the end of each performance year against both your annual goals and objectives and the Company’s performance. Based on your performance and the Company’s performance, your salary will be reviewed each year and potentially, at the Company’s discretion, adjust your base salary as a direct result of your past performance. Any annual adjustments are typically effective the following December. (Nothing herein shall preclude the Company from effecting a downward adjustment of your salary if in their judgment; such adjustment is warranted as a result of the Company’s poor performance or other economic/business related factors or your individual performance.)

2. Annual Incentive Plans

You will be eligible to participate in the Company’s annual incentive plan (Incentive Compensation Plan or ICP) on a basis consistent with those of comparable executives. Your target award will be based upon the Incentive Compensation Plan target percentage for your position within the Company multiplied by your base salary at the end of the fiscal year. Actual award payments will be in accordance with the terms of the Incentive Compensation Plan and may be adjusted to reflect Company performance and your individual performance as approved by the Company.

3. Long-Term Incentives

Your outstanding long-term incentive awards are subject to the provisions in your award letters as well as any related award agreements. You will be eligible to participate in the Company’s long-term incentive plan (LTIP) cycles in future years on a basis consistent with those of comparable executives in accordance with the provisions of the LTIP and as approved by the Compensation and Management Development Committee of the Board of Directors (“Committee”). Your LTIP target levels are based upon your position within the Company at the beginning of the three-year performance cycle.

Payment of any awards under the LTIP will be made in accordance with the terms and conditions of the LTIP and any related award agreements.

Additionally, as a member of the executive population at Meritor, you are subject to the Prohibition on Insider Trading Policy (Meritor policy number L-002). This policy prohibits insider trading, as well as hedging and pledging activities. The full policy is included in this document as Appendix A and is also available in the policies section of the company intranet.

4. Stock Ownership Guideline

In order to assure your long-term interest in the Company’s success, as an officer and/or executive committee member of the Company you are expected to acquire and retain shares of Meritor stock in the amount required for your level and position in the Company. This amount will be determined by the Compensation Committee and re-evaluated periodically. You will be notified of this requirement annually.

5. Benefits

You will be eligible to participate in all employee retirement and health and welfare benefit plans maintained by the Company and offered to all full time employees of the Company, including 401(k), medical, disability, life insurance and vacation, to the extent permitted by the terms of the plans and by the law, subject to the Company’s rights to amend or terminate such plans as set forth in those plans.

As an officer and/or executive committee member of the Company, you will continue to be eligible for the following additional benefits, payable in accordance with the terms of the applicable policies, subject to the Company’s rights to modify or terminate such benefits:

•Car Allowance
•Financial Counseling Allowance
•Personal Excess Liability Coverage
•Supplemental Savings Plan

6. Severance Benefits

If you incur a separation from service with the Company within the meaning of Section 409A (as defined below) (“Separation from Service”), you will be eligible for certain severance benefits as follows:

A. By the Company Without Cause.
▪Any accrued and unpaid salary and vacation pay through your date of Separation from Service with the Company (“Accrued Obligations”) paid in a lump sum within thirty (30) calendar days following your Separation from Service or such earlier date as may be required by law.
▪Severance pay in an amount equal to your annual base salary as of your Separation from Service payable ratably over a period of eighteen (18) months commencing on the date of your

Separation from Service (“Severance Period”), in accordance with the following paragraphs. Notwithstanding any other provision of this Agreement to the contrary, in no event will any payments extend beyond the Severance Period.
▪Subject to any Section 409A restrictions, your severance pay will be paid in equal semi-monthly installments beginning with the first payroll cycle that includes the Release Effective Date (as defined in paragraph 19 herein). You will receive any amount due for the period from the date of your Separation from Service through the Release Effective Date in a lump sum within one week of the Release Effective Date.
◦Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations thereunder (“Section 409A”), you will be required to wait to receive any portion of your severance pay that is not exempt from Section 409A.
▪A portion of your severance pay may be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). The amount that is exempt under Section 409A is the amount of separation pay that does not exceed two times the lesser of (1) your annualized compensation determined in accordance with Section 409A regulations and (2) the maximum amount that may be taken into account under IRC Section 401(a)(17) for the year in which you separate from service (the “409A Exempt Amount”).
▪Any portion of your severance pay that is not exempt under the Section 409A exemption that would otherwise have been paid during the first six (6) months following your Separation from Service will be paid in a lump sum the first payroll cycle following the six (6) month anniversary of your Separation from Service.
▪The balance of your severance pay that is not exempt under the Section 409A exemption will be paid in equal semi-monthly payments beginning with the later of (1) the first payroll cycle after the payroll cycle in which the 409A Exempt Amount has been completely paid and (2) the first payroll cycle after your six (6) month anniversary of your Separation from Service.
▪Pro-rata, actual annual incentive bonus participation for the then-current fiscal year, based on the time actually worked, the Company’s performance and your performance, paid after the end of the fiscal year, in accordance with the terms of the Incentive Compensation Plan.
▪Continued health coverage through the end of the Severance Period, provided that (A) to the extent any such benefit is provided via reimbursement to you, no such reimbursement will be made by the Company later than the end of the year following the year in which the underlying expense is incurred, (B) any such benefit provided by the Company in any year will not be affected by the amount of any such benefit provided by the Company in any other year, subject to any maximum benefit limitations under the applicable plan's terms, and (C) under no circumstances will you be permitted to liquidate or exchange any such benefit for cash or any other benefit. Moreover, if you become subsequently employed and covered by a health insurance plan of a new employer, your coverage under the Company’s health plans will cease as of the date you become covered under such other employer’s health plan.
▪Continued life insurance coverage through the end of the Severance Period.

▪Short and Long-Term Disability coverage will remain in effect through the last day actually worked prior to the start of the Severance Period.
▪Vesting or forfeiture of all awards of Performance Share Units (PSUs) and Restricted Share Units (RSUs), made either at the time of your hire, or as a special retention incentive, will be determined under the agreement relating to the award.
▪Payment of all vested benefits under the Company’s savings plans and pension plan if applicable, in accordance with the terms of such plans.
▪Reasonable outplacement services for a period of twelve (12) months from the date of your Separation from Service at a cost not to exceed $10,000.

B. By the Company for Cause (Cause is defined as continued and willful failure to perform duties, provided that you have been given written notice and an opportunity to cure the failure within five business days of receipt; gross misconduct which is materially and demonstrably injurious to the Company; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects the Company):
•Accrued Obligations paid within thirty (30) days following your Separation from Service or such earlier date as may be required by law.
•Forfeit eligibility to receive an annual incentive award.
•Any vested plan benefits under the Company’s savings plans, payable in accordance with the terms of such plans.
•Forfeit all unvested long-term incentive awards, including but not limited to PSUs and RSUs.

C. By the Executive for any reason (other than death or disability):
•Accrued Obligations paid within thirty (30) days following your Separation from Service or such earlier date as may be required by law.
•Any vested plan benefits under the Company’s savings plans, payable in accordance with the terms of such plans.

7. Change in Control

In the event of your Qualifying Termination within the immediate two year period following a Change in Control (as defined in the LTIP), you will be eligible for:

▪The severance terms outlined above under 6A “By The Company Without Cause”; provided, that the full target amount of the annual bonus under the Incentive Compensation Plan for the then-current fiscal year will be paid within thirty (30) days of your termination (instead of a pro-rata amount of actual payout at the end of the fiscal year).
▪Vesting and payment of equity and cash awards in accordance with the terms of that plan and the related grants and agreements

If payments and benefits to or for the benefit of you, whether pursuant to this Agreement or otherwise, would result in total Parachute Payments (defined under Section 280G of the IRC as all compensatory payments or benefits that would not have been paid if no change in control had occurred) to you with a value equal to or greater than one hundred percent (100%) of the Parachute Payment Limit (defined as 3x the individual’s 5-year average taxable income (Box 1 of Internal Revenue Service Form W2)), the amount payable to you, shall be reduced so that the value of all Parachute Payments to you, whether or not made pursuant to this Agreement, is equal to the Parachute Payment Limit minus one dollar ($1.00).

This will be accomplished by first reducing any amounts payable pursuant to this Agreement, including other amounts of compensation to the extent necessary.

No such reduction shall be taken, however, if the total Parachute Payments accruing to you would be more than the amount of the total Parachute Payments after:

•taking the reduction for any applicable federal excise tax imposed on you by Section 4999 of the Code and;

•further reducing such payment by any federal, state and local income taxes imposed on you with respect to the total Parachute Payments.

The Company agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment or benefit under this Agreement (or any portion thereof) from constituting and “excess parachute payment,” as defined under Section 280G(b)(I) of the IRC.

8. Death Benefits
•Accrued Obligations paid within thirty (30) days following your death or such earlier date as may be required by law.
•Pro-rata annual incentive bonus participation for the time actually worked in the year of death, paid in accordance with the terms of the Incentive Compensation Plan.
•Forfeiture or vesting of equity awards and payouts under cash performance plans in accordance with the terms of the LTIP and award agreements.
•Continued medical, dental and/or vision plan coverage for your spouse and other dependents for six (6) months following your death and at the end of this six (6) month period your spouse and dependents may be eligible for coverage under COBRA (for an additional period not to exceed thirty (30) months).
•Payment of all death benefits under the Company’s savings plans and pension plans, if applicable, in accordance with the terms of such plans.

9. Disability

Disability is initially defined as the inability to perform the duties of your current job as a result of disease or injury. Based on your years of service, your first six (6) months of disability (“Short-Term Disability”) will result in either full salary continuation for the entire six-month period or a combination of full salary continuation and reduced salary continuation for said six-month period. Following Short-Term Disability, if you are unable to perform your job duties and otherwise meet the requirements for benefits under the Company’s Long-Term Disability Plan, you will be placed on a leave of absence due to Long-Term Disability and will receive benefits under the provisions of the Company’s Long-Term Disability Plan. Following a one and one-half year (1 ½) period on Long-Term Disability, eligibility for continued coverage under the Company’s Long-Term Disability Plan will be based on your inability to perform any job for which you are qualified by education, training or experience. While you are on Long-Term Disability, you will:

•Be eligible to receive a pro-rata annual incentive bonus based on the time that you were actively at work, paid in accordance with the terms of the Incentive Compensation Plan.
•Forfeit or vest in your equity and cash performance awards in accordance with the terms of the LTIP and award agreements under which shares were granted.
•Be entitled to medical, dental, vision and life insurance coverage on the same terms as if you were actively employed while you are on Long-Term Disability.
•If you participate in the Company’s defined benefit pension plans, you will continue to earn vesting service, but you will not receive credited service for the purpose of determining your plan benefit; and if you are eligible to receive Company pension contributions to the 401(k) Savings Plan and the Supplemental Savings Plan, you will continue to earn vesting service, but Company contributions to such plans will cease.

10. Deferred Compensation

If you incur a Separation from Service with the Company, any amounts deferred by or on your behalf under the Company’s Deferred Compensation Plan, the Supplemental Savings Plan or the Supplemental Pension Plan, if applicable, will be paid in accordance with the terms of such plans.

11. Retirement Benefits

You are eligible to participate in the 401(k) Savings Plan, which has discretionary matching company contributions, and the supplemental savings plan. In addition, you are eligible to receive the pension contribution in accordance with the terms of the Company’s savings plans, which is a percentage of base pay and ICP varying by age that is available under those plans.

12. Indemnification

The Company will provide indemnification and defend you with regard to any claims arising from any decision made by you in good faith, while performing services for the Company, in accordance with the provisions of the Company’s by-laws.

13. Clawback of Incentive-Based Compensation

Notwithstanding any other provision in this Agreement to the contrary, you agree that any “incentive-based compensation” within the meaning of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be subject to clawback by the Company in the manner required by Section 10D(b)(2) of the Exchange Act including any future requirements determined by the U.S. Securities and Exchange Commission and implemented by the Compensation Committee of the Board of Directors.

14. Director’s and Officer’s Insurance

The Company shall provide you with reasonable Director’s and Officer’s liability insurance coverage. In addition you will be provided Group Personal Excess Liability Insurance coverage of $10 million assuming you meet the required underlying limits of liability with your personal liability coverage.

15. Non-Compete/Non-Solicitation

If your employment with the Company is terminated for any reason, whether by the Company (with or without cause) or by you, you agree that, for the duration of the Severance Period, except as permitted by the Company’s prior written consent, you are restricted from, in any capacity in which Proprietary Information (as defined in paragraph 17) or the Company’s trade secrets would reasonably be regarded as useful, engaging in, being employed by, or in any way advising or acting for any business which is a competitor of the Company with respect to the products or services provided by any business unit within the Company to which you devoted substantial attention in the year preceding termination of employment with the Company, and within the national and international geographic markets served by any such business unit. Depending on the scope of your responsibilities in the year preceding termination of employment with the Company, this restriction could potentially apply to a geographic area co-extensive with the Company’s operations, which are worldwide. You will be expected to confirm the terms of this section in writing at the time of termination of active employment.

Without limiting the generality of the forgoing, you also agree that if you resign or otherwise voluntarily terminate your employment with the Company, you will not, for a period of 12 months from the date of your last date worked at the Company, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any of the following companies and their respective affiliates: [*****************]. Nothing in this paragraph shall prevent you from accepting employment or engaging with any such company as an owner, investor, officer, independent contractor, consultant or partner listed above if your subsequent duties or work do not relate to any services, products or materials of a kind or nature to which you gave significant attention during the two (2) years immediately before the termination of employment.

You agree that for a period of twelve (12) months following the date of your departure (last day worked) from the Company, you will not solicit for employment any Meritor employee, unless permission to do so is granted to you in writing by the Committee, Meritor’s CEO or his designee.

You acknowledge and agree that (a) the provisions in this paragraph 15 are reasonable and necessary to protect the legitimate business interests of the Company and (b) if your employment with the Company is terminated for any reason, whether by the Company (with or without cause) or by you, your employment and continued employment with the Company and/or any Severance Benefits provided pursuant to paragraph 6 (other than the Accrued Obligations) are sufficient consideration for the restrictive covenants set forth in this paragraph 15.

16. Arbitration

You have previously agreed to sign the Company’s “Mutual Agreement to Arbitrate Claims” and the Company’s “Standards of Business Conduct and Conflict of Interest Certificate.” Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be submitted to and resolved by final and binding arbitration in Oakland County, Michigan (conducted pursuant to the rules of the American Arbitration Association).

17. Proprietary Information

In the event you leave employment of the Company for any reason, you agree that you will not disclose, nor will you use, any Company Proprietary Information after you leave employment of the Company. Proprietary information is any sensitive information owned by the Company and which gives or potentially gives the Company certain competitive advantages and is not widely known to the public. Proprietary information can include secret formulas, processes, any intellectual property and methods used in production. It can also include the Company's business and marketing plans, salary structure, customer lists, contracts, and details of its computer systems. Special knowledge and skills that an employee has learned on the job are considered to be the Company's proprietary information.

18. Survival of Restrictive Covenants

You acknowledge that the restrictive covenants shall survive the termination of your employment for any reason. You further acknowledge that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate your obligations under the restrictive covenants or preclude the Company from seeking appropriate legal relief. You acknowledge that such obligations are independent and separate covenants undertaken by you for the benefit of the Company.

19. Waiver and Release

You agree that, as a condition to receive any amounts or benefits payable upon your Separation from Service (other than Accrued Obligations and benefits in which you are otherwise vested under the terms of the applicable benefit plans), you will execute a release agreement within the applicable time period from the date of your Separation from Service and not revoke such acceptance of the agreement within any revocation period prescribed by law. The scope of the release agreement will include causes of action of every kind, nature and description whatsoever, arising out of your employment by or affiliation with Meritor or the separation of such employment, including any dispute having to do with any contract, agreement or implied agreement between you and Meritor. The date the release agreement becomes irrevocable will be the Release Effective Date. If you do not sign a general release agreement within the applicable time period or if you sign such agreement and revoke it within the applicable revocation period, any amounts and benefits (other than Accrued Obligations and benefits in which you are otherwise vested under terms of the applicable benefit plans) will cease as of the last day of the applicable time periods and will not resume unless and until the Release Effective Date. In such case any unpaid amounts for the period from the day after the end of the applicable time period following your Separation from Service to the Release Effective Date will be paid on the first payroll date that includes the Release Effective Date. Notwithstanding any other provision of this Agreement to the contrary, if you do not sign the general release agreement within the applicable time period no amounts or benefits will be payable upon your Separation from Service (other than Accrued Obligations and benefits in which you are otherwise vested under the terms of the applicable benefit plans).

20. Review by Counsel

You acknowledge and agree that you have been advised to consult with an attorney prior to signing this Agreement. You also acknowledge and agree that this Agreement is voluntarily entered into by you in consideration of the undertakings by the Company as set forth in this Agreement and is consistent in all respects with discussions by the Company’s personnel with you.

21. Entire Agreement

Except with respect to provisions regarding vesting or forfeiture of certain equity grants and payout of cash plans that are specifically referred to above, this letter supersedes the provisions of any prior employment letter between you and the Company. Notwithstanding the foregoing, the Invention Assignment and Arbitration Agreements remain in full force and effect.

22. Successors and Assigns

This Agreement will be binding upon and inure to the benefit of any successors to the Company.

23. Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.

24. Governing Law

This Agreement will be governed by the laws of the State of Michigan.

Sincerely,

NAME
TITLE
Meritor, Inc.

Accepted:

Employee Name Date

CC: TITLE